Exhibit 99.1

FOR IMMEDIATE RELEASE

Timberline Resources Announces Q3 FY 2019 Financial Results

Coeur d’Alene, Idaho – August 19, 2019 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) announced consolidated financial results for its third fiscal quarter and the nine months ended June 30, 2019.

The Company reported cash of $114,322 as of June 30, 2019 and consolidated net losses of $519,841 million for its third quarter and $1,287,418 million for the nine-month period, including exploration expenditures of $312,960 million and $612,418 million, respectively.

A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share)	Three Months Ended June 30		Nine Months Ended June 30
	2019	2018	2019	2018
Consolidated net loss	$(520)	$(329)	$(1,287)	$(4,354)
Consolidated net loss per share, basic and diluted	(0.01)	(0.01)	(0.02)	(0.12)
Mineral exploration expenses	313	23	613	70
Cash	114	303	114	303
Working capital	(403)	283	(403)	283

The year-over-year increase in net loss is due to increased exploration expenses, accretion of discount on senior note payable, and increased professional fees and interest expense, offset by decreased non-cash stock option expense, salaries and benefits expenses, and other general and administrative expenses. Professional fees were higher and salaries and benefits were lower as a result of our Chief Financial Officer functions being outsourced to a firm with an internal reduction in employee headcount. Other general and administrative expenditures were lower in 2019 primarily related to the non-recurrence of consulting fees aimed at increasing our market exposure and supporting our marketing efforts during the quarter ended June 30, 2019. These same factors, and the abandonment of the Talapoosa property in 2018, drove a decrease in net loss for the nine-month period ended June 30, 2019. Exploration expenditures during the nine months ended June 30, 2019 increased compared to the same period in 2018 due to significant exploration activity performed on Elder Creek, a new property to us acquired in later quarters of 2018.

Timberline’s President & Chief Executive Officer, Steve Osterberg, commented, “Our focus during the fiscal third quarter was advancement, and the recent completion of the Lookout Mountain Joint Venture Agreement on part of our Eureka property area.  During the remainder of the calendar year we plan increased investment in exploration at Lookout Mountain which will be fully funded by our Joint Venture partner.  Expenditures will be targeted primarily at drill definition of a zone of relatively high-grade gold in the immediate vicinity of the historic open pit (see press release dated July 11, 2019 at http://timberlineresources.co/press-releases/),.  Pending available capital, we will proceed with initial drill testing at our Paiute Project and follow-up work at the Elder Creek Project in the Battle Mountain district.”

About Timberline Resources

Timberline Resources Corporation is focused on advancing district-scale gold exploration and development projects in Nevada, including its 23 square-mile Eureka property, comprised of the Lookout Mountain, Windfall, and Oswego projects which lie along three separate structural stratigraphic trends defined by distinct geochemical gold anomalies; and as the operator of two joint venture projects - the Paiute project joint venture with a subsidiary of Barrick Gold, and the Elder Creek project joint venture with McEwen Mining.  All of these properties lie on the prolific Battle Mountain-Eureka gold trend.  Timberline also owns the Seven Troughs property in Northern Nevada, known to be one of the state's highest grade, former producers.   Timberline has increased its owned and controlled mineral rights in Nevada to over 43 square miles (27,500 acres).  Detailed maps and NI 43-101 estimated resource information for the Eureka property may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These include, but are not limited to, statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. There are no assurances that the Company will complete the earn-ins on Elder Creek and Paiute projects as contemplated or at all. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the Company's Form 10-K for the year ending September 30, 2018.  Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Steven A. Osterberg

President and CEO

Tel:   208-664-4859

E-mail:  info@timberline-resources.com

Website:  www.timberline-resources.com